EXHIBIT 10.1

WRITTEN CONSENT OF DIRECTORS TO CORPORATE ACTION

WITHOUT MEETING OF PHI GROUP, INC.

The undersigned, being all of the directors of the Board of Directors of PHI Group, Inc., a Nevada corporation (the “Company”), hereby adopt the following resolutions in lieu of a meeting on this 28th day of May 2018.

WHEREAS, on April 23, 2018 the Company’s Board of Directors passed a resolution to declare a twenty percent (20%) special stock dividend from its holdings of Common Stock in American Pacific Resources, Inc., a subsidiary of the Company, to shareholders of Common Stock of the Company as follows: (a) Declaration date: April 23, 2018; (b) Record date: May 31, 2018; (c) Payment date: October 31, 2018; (d) Dividend ratio: All eligible shareholders of Common Stock of the Company as of the Record date shall be entitled to receive two (2) shares of Common Stock of American Pacific Resources, Inc. for every ten (10) shares of Common Stock of PHI Group, Inc. held by such shareholders as of the referenced Record date;

WHEREAS, it deems to be in the best interests of the Company and its shareholders to extend the Record Date for the special stock dividend and to fix the minimum amount of Common Stock of the Company held by shareholders to be eligible for the special stock dividend in American Pacific Resources, Inc., a subsidiary of PHI Group, Inc;

NOW, THEREFORE, BE IT RESOLVED, that the Company extend the record date for the special stock dividend in American Pacific Resources, Inc. to June 29, 2018 and fix the minimum amount of Common Stock of PHI Group, Inc. held by each shareholder at five (5) shares to be eligible for the above-mentioned special stock dividend;

FURTHER RESOLVED, that the Payment Date of the special stock dividend remain to be October 31, 2018 and the Dividend Ratio remain to be that for every five (5) shares of PHI Group, Inc. Common Stock held by eligible shareholders as of the new Record Date, these shareholders have the right to receive one (1) freely tradable share of Common Stock of American Pacific Resources, Inc., a private entity that is currently awaiting SEC registration for its Common Stock;

FURTHER RESOLVED, that Company round up the dividend shares of American Pacific Resources, Inc. Common Stock to the nearest whole number of shares when fractional shares occur in the calculations of the special stock dividend distribution;

FURTHER RESOLVED that in addition to and without limiting the foregoing, each officer of the Company be and hereby is authorized and directed to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Company, all such instruments and documents as such officer may deem necessary, appropriate or in the best interests of the Company to effectuate the intent of the foregoing resolutions and the transactions contemplated thereby (as conclusively evidenced by the taking of such actions or the execution and delivery of such instruments and documents, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is, approved, ratified and confirmed in all respects as the act and deed of the Company.

By their signatures below, the above resolutions have been duly authorized and adopted by the Company’s Board of Directors.

/s/ Tam Bui	/s/ Henry D. Fahman
Tam Bui, Director	Henry D. Fahman, Director

/s/ Frank Hawkins
Frank Hawkins, Director